Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-284828), Form S-8 (Nos. 333-102152, 333-104445, 333-117987, 333-122514, 333-122515, 333-122951, 333-137037, 333-144185, 333-144694, 333-150355, 333-179973, 333-191023, 333-197555, 333-207620, 333-213050, 333-238480 and 333-252356) and Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-281851) of Renasant Corporation (the Company) of our report dated March 2, 2026, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appears in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025.

/s/ BDO USA P.C (formerly HORNE LLP)

Memphis, Tennessee
March 2, 2026